PEABODYS COFFEE, INC.
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3845 Atherton Road, Suite 9
Rocklin, CA  95765

December 17, 1999

Joe Konis
Arrosto Coffee Company LLC
15019 Califa Street
Van Nuys, CA  91411

Dear Mr. Konis:

Peabodys Coffee, Inc. (the "Company") is pleased to submit this Letter of Intent to acquire the 100% of the assets of Arrosto Coffee Company LLC ("ACC") as listed on Exhibit A to this letter (the "Assets").

1. As consideration for the Assets, the Company is prepared to offer 2,200,000 shares (subject to Rule 144) of the Company's Common Stock. The Company will advance a down payment of 50,000 Common Shares within 14 days after receiving a written undertaking from your council that the 50,000 Common Shares will be held in trust, pending the completion of due diligence and the signing of a formal agreement. In the event that the Company is not satisfied with the outcome of the due diligence review, the 50,000 share down payment will be returned to the Company immediately for cancellation.

2. The Company will grant to Joe Konis or to another party(s) as instructed by Joe Konis, the right to acquire an additional 1,000,000 shares of the Company's common stock at a price per share of US$0.80.

3. All outstanding debts related to the Assets will be cleared, including but not limited to credit lines, bank loans, lease obligations (with the exception of real estate leases), with the exception of the GE Capital loan (the "GE Loan") in the amount of $150,000 and a loan to Chester Semel in the amount of $25,000 which will be retired interest free on a monthly payment schedule over a two year term. The Company will not assume any of the liabilities relating to any of the Assets with the exception of the GE Loan and ACC will represent and warrant that the Assets are free and clear of all liens or encumbrances with the exception of the GE Loan.

4. The Company will receive an equity investment on mutually agreed terms, of not less than US$100,000 on the closing date.

5. The Company will employ Joe Konis in the capacity of an executive manager for a period of two years and as such will enter into a contract outlining the mutually agreed terms, conditions and compensation of said employment. Partial consideration will include management stock options vested quarterly over the term of the employment contract.

6. The Company will grant Joe Konis a three-year option to acquire the Arrosto retail store on Sunset Blvd at a price equal to the store's initial opening costs plus US$100,000.

7. Prior to closing, the Company agrees that it must eliminate not less than US$1 million of its current balance sheet debt either by conversion to equity or debt forgiveness.

8. The parties will each pay their respective legal and accounting fees and other costs relating to closing.

9. The parties are prepared to proceed immediately to close this transaction as soon as possible after the following have been completed.

     i. A due diligence investigation of the Assets by and to the satisfaction of the Company.

     ii. A definitive purchase agreement shall have been prepared to the satisfaction of the Company and ACC, incorporating the terms and conditions contained herein and other mutually agreed to provisions.

     iii. The Company's offer is subject to formal approval by the Company's Board of Directors.

Except as set forth in the following sentence, this letter is a non-binding expression of our present intent. From the date of your execution of this letter, ACC and its officers, shareholders and agents agree not to solicit or entertain any offer or enter into any negotiations with any third party regarding the purchase of the Assets until the pending negotiations with Peabodys are concluded by a closing or are otherwise terminated by either of the parties on ten days written notice, which the parties agree shall not be given except by mutual agreement prior to January 31, 2000.

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

Please indicate your acceptance by signing below and returning a signed original.

Sincerely,

Todd Tkachuk

President / CEO

ACCEPTED:
ARROSTO COFFEE COMPANY LLC

By:_______________________________                 Date:  December ___, 1999

             Joe Konis

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